As filed with the Securities and Exchange Commission on July 28, 2004 Registration No. 333 115738
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM S-3
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
AMENDMENT NO. 1

AXION POWER INTERNATIONAL, INC.
(Exact name of registrant as specified in its charter)
Delaware	65-0774638
(State or other jurisdiction of	(I.R.S. Employer
incorporation organization)	identification No.)
100 Caster Avenue
Vaughan, Ontario, Canada L4L 5Y9
(905) 261-1991
(Address of Principal Executive Offices)
Charles Mazzacato, Chief Executive Officer
Axion Power International, Inc.
100 Caster Avenue
Vaughan, Ontario, Canada L4L 5Y9
(905) 261-1991
(Name and Address of Agent For Service)
Copies to:
John L. Petersen, Esq.
Petersen & Fefer
Chateau de Barberêche
Switzerland 1783 Barberêche
(4126) 684-0500
US Voicemail and Fax (281) 596-4545
Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.
If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.	__

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.
X

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.
__

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.
__

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.	__
Pursuant to Rule 416(a) under the Securities Act of 1933, this registration statement also covers any additional securities that may be offered or issued in connection with any stock split, stock dividend or similar transaction.
The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. The selling shareholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Prospectus

AXION POWER INTERNATIONAL, INC.
7,327,500 Shares of
Common Stock
This prospectus relates to the sale, transfer or other disposition of up to 7,327,500 shares of our common stock by the Trust for the Benefit of the Shareholders of Mega-C Power Corporation (the “Mega-C Trust”). The shares were issued to the Mega-C Trust in December 2003 to preserve the potential equitable interests of the shareholders of Mega-C Power Corporation (“Mega-C”) in certain technology while insulating our company, the technology and the Mega-C shareholders from certain risks associated with the prior operations of Mega-C.
In April 2004, our company instituted an involuntary Chapter 11 reorganization proceeding against Mega-C in the U.S. Bankruptcy Court for the District of Nevada. Subject to Bankruptcy Court supervision, the Mega-C Trust may, from time to time:
•Sell shares for the purpose of generating cash to pay the administrative costs and creditors claims associated with Mega–C’s Chapter 11 reorganization;
•Transfer shares to creditors and shareholders of Mega-C in satisfaction of their allowed claims and interests; and
•Effect other dispositions of shares pursuant to an order of the Bankruptcy Court or the trust agreement.
When Mega–C’s plan of reorganization is confirmed by the Bankruptcy Court, the Mega–C Trust will sell or transfer shares to creditors in satisfaction of administrative costs and creditors claims; allocate the remaining shares among Mega–C shareholders in accordance with the plan of reorganization; distribute shares to certain specified classes of Mega-C shareholders in accordance with the trust agreement; sell all remaining shares for the benefit of the remaining Mega-C shareholders; and distribute the sale proceeds in accordance with the trust agreement.
The Mega-C Trust may offer and sell shares from time to time in one or more transactions at fixed prices, at prevailing market prices at the time of sale, at varying prices determined at the time of sale or at negotiated prices. The Mega-C Trust may sell all or a portion of the shares in market transactions; in privately negotiated transactions; through the writing of options; in a block trade in which a broker-dealer will attempt to sell a block of securities as agent but may position and resell a portion of the block as principal to facilitate the transaction; through broker-dealers, which may act as agents or principals; directly to one or more purchasers; through agents; or in any combination of the above or by any other legally available means. The Mega-C Trust will receive all of the proceeds from the sale of the shares. We will not receive any proceeds from any such sales. Our company will pay the expenses of registering this offering and the Mega-C Trust will pay all selling expenses.
Investing in our shares involves a high degree of risk. See Risk Factors beginning on page 2 to read about certain factors you should consider before buying shares.
Our common stock is currently quoted in the OTC Pink Sheets and trades under the symbol AXPW. The closing bid and asked prices for our common stock were $4.75 and $7.00 per share, respectively, on July 26, 2004.
Neither the Securities and Exchange Commission nor any state or provincial securities commission has approved or disapproved these securities or passed upon the accuracy of this prospectus. Any representation to the contrary is a criminal offense.
The date of this prospectus is July __, 2004

ABOUT THIS PROSPECTUS
This document is called a prospectus and is part of a registration statement that we have filed with the Securities and Exchange Commission, or the Commission. This prospectus relates to the resale of 7,327,500 shares of common stock we are registering on behalf of the selling stockholder named in this prospectus. Subject to the supervision of the U.S Bankruptcy Court for the State of Nevada, the selling stockholder may sell or distribute all or any portion of the common stock described in this prospectus from time to time. We will not receive any of the proceeds from any sales of common stock by the selling stockholder.
This prospectus provides you with a general description of the common stock the selling stockholder may offer. Each time the selling stockholder proposes to sell or distribute common stock pursuant to an order of the U.S. Bankruptcy court, we will provide a prospectus supplement containing detailed information about the terms and conditions of the sale or distribution. That prospectus supplement will also include a discussion of any additional risk factors or other special considerations that apply to our common stock. The prospectus supplement also may add, update or change information in this prospectus. If there is any inconsistency between the information in this prospectus and a prospectus supplement, you should rely on the information in that prospectus supplement. You should read both this prospectus and any prospectus supplement together with the additional information described under the heading "Where You Can Find More Information."
The registration statement containing this prospectus and the exhibits to the registration statement provide additional information about our company and the common stock offered under this prospectus. The registration statement can be read at the Commission’s Website, www.sec.gov, or at the Commission’s offices mentioned under the heading "Where You Can Find More Information."
You should rely only on the information provided in this prospectus and any applicable prospectus supplement, including the information incorporated by reference. We have not authorized anyone to provide you with different information. We are not offering the common stock in any state where such an offer is prohibited. You should not assume that the information in this prospectus, any prospectus supplement, or any document incorporated by reference, is truthful or complete at any date other than the date mentioned on the cover page of those documents.

AXION POWER INTERNATIONAL, INC.
Axion Power International, Inc. is a holding company focused on the development and commercialization of a novel hybrid electrical energy storage battery that we refer to as the E3Cell. Our corporate structure includes two companies, a parent and a wholly owned subsidiary. Axion Power International, Inc. (formerly Tamboril Cigar Company), the parent, was inactive from 1999 through 2003. In December 2003, we acquired Axion Power Corporation, an Ontario corporation, in a business combination that was structured as a reverse takeover. We have 13,251,100 shares of common stock outstanding. Unless otherwise noted, references to "company," "we," "us," and "our" refer to collectively to Axion Power International, Inc. and Axion Power Corporation. Our executive offices are located at 100 Caster Avenue, Vaughan, Ontario, Canada L4L 5Y9. Our telephone number is (905) 264-1991.
Our E3Cell technology replaces the lead-based negative electrode in a comparable lead-acid battery with a highly permeable nanoporous carbon electrode that minimizes the physical deterioration associated with lead electrodes and gives our E3Cells a combination of battery and super-capacitor characteristics that are not attainable with other technologies. If our alpha and beta testing confirm the laboratory results obtained to date, we believe our first commercial E3Cell batteries are likely to:
• Charge three times faster than comparable lead-acid batteries;
• Offer three to four times as many charge/discharge cycles in deep discharge applications like electric vehicles and short term power storage for alternative energy systems;
• Withstand repetitive 90% depth of discharge without significant reduction in battery performance; and
• Be practically maintenance free.
The carbon electrodes we use in our E3Cell batteries represent a convergence between traditional materials science and emerging disciplines that focus on the unique physical and chemical reactions that only occur in ultra-small spaces; or nanotechnology. We do not build nanostructures by manipulating individual atoms or molecules. Instead, we start with activated carbon and use proprietary processing techniques to optimize porosity in the 10 to 100-nanometer size range while creating massive structural permeability. We then fabricate durable electrodes from the processed carbon and integrate the electrodes into a self-regulating system that demonstrates a combination of battery and super-capacitor characteristics. In a small but important way, we believe our methods for making highly permeable nanostructure enhanced carbon electrodes are properly classified as applied nanotechnology.
Our E3Cell technology is best described as proven but unexploited science. We have no existing products and no revenues. We had a net loss of $506,300 for the year ended December 31, 2003 and a net loss of $592,800 for the three months ended March 31, 2004. We expect our losses to increase as we expand our research, development and testing activities. We need additional capital to fund alpha and beta testing, purchase equipment and pay general and administrative costs. We may be unable to obtain additional capital on a timely basis, on acceptable terms, or at all.
Our short-term goal is to take the E3Cell technology from the laboratory bench to the factory floor. Alpha and beta testing will require 12 to 18 months before our proposed products are ready for sale. Initially, we will focus on developing batteries for use in uninterruptible power supplies for sensitive electronics, redundant power supplies for communication networks and short-term energy storage systems for solar and wind power facilities. If we can establish a credible base in these niche markets, we hope to expand into the larger and more competitive markets for mobile applications such as golf carts, electric wheelchairs, electric forklifts and hybrid automobiles. There can be no assurance that we will ever be able to develop a competitive product or successfully manufacture and market any products we develop.
We had $1,279,040 in stockholders equity and a working capital deficit of ($1,090,352) at March 31, 2004. Since March 31, 2004, we have received $822,500 in cash proceeds from private placements of our securities and the exercise of outstanding warrants. Our operating expenses are expected to average approximately $300,000 per month until we complete our alpha testing. Thereafter, we expect our operating expenses to increase substantially as we commence beta testing, begin to develop dedicated production facilities, expand our marketing capabilities and fulfill our obligations as a reporting company under the Exchange Act. Our limited operating history makes it difficult for us to predict future operating results and, accordingly, there can be no assurance that we will ever successfully develop our E3Cell technology, realize revenue from the sale of products or achieve profitability.

RISK FACTORS
Investing in our common stock is very speculative and involves a high degree of risk. You should carefully consider and evaluate all of the information in, or incorporated by reference in, this prospectus. The following are among the risks we face related to our business, assets and operations. They are not the only ones we face. Any of these risks could materially and adversely affect our business, results of operations and financial condition, which in turn could materially and adversely affect the trading price of our common stock and you might lose all or part of your investment.
The auditors report on our financial statements includes a going concern qualification.
We had shareholders equity of $1,390,517 and a working capital deficit of ($791,632) at December 31, 2003, and we incurred a net loss of ($506,300) for the year ended December 31, 2003. Accordingly, the independent auditors’ report on our financial statements for the year ended December 31, 2003 contains a fourth explanatory paragraph that our financial statements have been prepared assuming that our company will continue as a going concern and that our potential to incur operating losses raises substantial doubt about that assumption.
We need additional financing to continue our operations.
We had stockholders equity of $1,279,040 and a working capital deficit of ($1,090,352) at March 31, 2004. Since March 31, 2004, we have received $822,500 in cash from private placements of our securities and the exercise of outstanding warrants. Our ability to continue our research, development and testing will be dependent upon increasing our capital resources. We will not be able to complete the development and testing of our proposed products without obtaining substantial additional funds from the sale of securities or other sources. We are presently seeking additional capital. We cannot assure you that additional capital will be available to us on a timely basis, on acceptable terms, or at all. If adequate financial resources are not available when required, we may be forced to curtail our existing and proposed operations. If we are unable to obtain additional capital when needed, our ability to continue our research and development and product testing activities will be materially and adversely affected.

We are an early stage company and therefore our business and prospects are difficult to evaluate.
Tamboril did not engage in any substantive business during the three years ended December 31, 2003. Axion is a newly organized company that commenced operations in the fourth quarter of 2003. We have no meaningful operating history that you can rely on in connection with your evaluation of our business. Our prospects must be considered in light of the many risks, uncertainties, expenses, delays, and difficulties frequently encountered by companies in their early stages of development. Some of the risks and difficulties we expect to encounter include our ability to:
•Adapt and successfully execute our evolving and unpredictable business model;
•Maintain effective control over the cost of our research and development and beta testing activities;
•Produce 3Cells in sufficient quantities to support our planned testing activities;
•Develop cost effective manufacturing methods for our E3Cells and proposed products;
•Establish facilities and relationships for the manufacturing and distribution of our proposed products;
•Manage and adapt to rapidly changing and expanding operations;
•Implement and improve operational, financial and management systems and processes;
•Respond effectively to competitive developments;
•Raise the necessary capital to finance the growth of our business;
•Attract, retain and motivate qualified personnel; and
•Manage each of the other risks set forth below.
Because of our lack of operating history and the early stage of our development, we have limited insight into trends and conditions that may exist or might emerge and affect our business. We cannot be certain that our business strategy will be successful or that we will successfully address these risks.
The growth we seek is rare and inherently problematic.
Substantial future growth will be required in order for us to realize our business objectives. Growth of this magnitude is rare. To the extent we are able to develop competitive products and grow our business, we expect that such growth will place a significant strain on our managerial, operational and financial resources. We must manage our growth, if any, through appropriate systems and controls in each of these areas. We must also establish, train and manage a much larger work force. If we do not manage the growth of our business effectively, our revenues and profits could be materially and adversely affected.
We have no products and no revenues.
We have never sold any products or generated any operating revenues. We will not be in a position to sell products based on our E3Cell technology until we complete our planned alpha and beta testing activities. Even if our testing activities are successful, there can be no assurance that we will be able to establish facilities and relationships for the manufacturing, distribution and sale of our proposed products or that our proposed products will achieve market acceptance or be sold in sufficient quantities and at prices necessary to make them commercially successful. There can be no assurance that we will ever realize revenue from the sale of products or achieve profitability.
We need to optimize the performance of our alpha prototype E3Cell batteries.
Our proposed E3Cell batteries only exist at the alpha prototype stage. Our alpha batteries do not yet meet the performance specifications that we have established for our proposed beta testing program. We need to optimize our electrochemistry and refine our carbon processing and electrode fabrication methods before we can proceed to beta testing. There is no assurance that we will be able to produce alpha prototypes that satisfy our performance specifications. If we are unable to optimize the performance of our alpha prototypes in a timely manner, we may be forced to delay beta testing, modify our performance specifications, redesign our proposed products or abandon our product development efforts.
We need to develop new manufacturing methods.
We have never produced commercial quantities of our nanoporous carbon electrode material or fabricated commercial quantities of carbon electrodes. We are currently devoting significant financial and technical resources to optimizing production processes for our electrode material and refining fabrication processes for our electrodes. The production of nanoporous carbon electrode material requires sophisticated physical and chemical processing methods to preserve and enhance existing nanostructures. The fabrication of sintered carbon electrodes requires precision manufacturing methods to prevent damage to delicate nanostructures and optimize electrode performance. There is no assurance we will be able to develop cost-effective manufacturing methods, or be able to fabricate commercial quantities of electrodes that can be sold at competitive prices.
We do not have any vendor contracts.
We do not have any long-term contracts with our suppliers. Instead we purchase off-the-shelf components from third parties and manufacture other components in house. Our suppliers are not obligated to sell components to us and they may be unable to satisfy our future requirements on a timely basis. Moreover, the price of purchased components could fluctuate significantly due to circumstances beyond our control.
We do not have any manufacturing facilities
Our research and development facility in Vaughan, Ontario can only accommodate limited production of E3Cells for alpha evaluation and preliminary beta testing. Our Vaughan facility will not be able to produce E3Cells in sufficient quantities to meet the requirements of our planned commercial beta testing. There can be no assurance that we will have the necessary financial resources to build or acquire suitable manufacturing facilities if and when needed. Moreover, there can also be no assurances that we will be able to attract and retain qualified staff or that we will be able to effectively manage any future manufacturing operations.
We will be a small player in an intensely competitive market and may be unable to compete.
The electrochemical battery industry is large, intensely competitive and resistant to technological change. If our product development efforts are successful, we will compete with numerous well-established companies that are much larger and have far greater financial, capital and other resources than we do. We may be unable to convince end users that our E3Cell technology is superior to available alternatives. Moreover, if our larger competitors introduce similar products, they will be better able to withstand price competition and finance their promotional programs. There is no assurance that we will be able to compete effectively.
The shares described in this prospectus represent approximately 55.3% of our outstanding stock.
Prior to the filing of this registration statement, less than 5% of our outstanding stock was eligible for public resale. In contrast, the shares described in this prospectus represent approximately 55.3% of our outstanding stock.. We believe that all of the shares held by the Mega-C Trust will eventually be sold to pay Mega-C’s creditors, distributed to Mega-C shareholders or sold for the benefit of Mega-C shareholders. While the sale, transfer or other disposition of the shares held by the Mega-C Trust will be subject to Bankruptcy Court supervision, a significant increase in the supply of freely transferable shares may have a material negative impact on our stock price. We are unable to predict the amount of cash that will be required in connection with Mega-C’s reorganization. We are also unable to predict the behavior of any Mega-C creditors or shareholders who ultimately receive our shares in satisfaction of their claims and interests. A substantial increase in the number of freely transferable shares is likely to have a negative impact on our stock price and if large numbers of shares are offered for sale at the same time the impact may be dramatic.
We are involved in litigation.
We are a defendant in a lawsuit that alleges a conspiracy to deprive certain promoters and other principal stockholders of Mega-C of their rights to commercialize the E3Cell technology. We believe the lawsuit is without merit and we intend to vigorously defend. Nevertheless, protracted litigation, or higher than anticipated legal costs, could significantly reduce our available working capital and have a material adverse impact on our business and prospects. There can be no assurance that we will be successful in our defense, which could have a material adverse impact on our business and prospects if substantial money damages are ultimately awarded to the plaintiffs.
We may be unable to enforce or defend our ownership and use of proprietary technology.
Our ability to compete effectively with other companies will depend on our ability to maintain the proprietary nature of our E3Cell technology. While we have purchased certain patents and patent applications from C&T, the degree of protection offered by the existing patents or the likelihood that pending patents will be issued is uncertain. Competitors in both the United States and foreign countries, many of which have substantially greater resources and have made substantial investment in competing technologies, may already have, or may apply for and obtain patents that will prevent, limit or interfere with our ability to make and sell our products using our E3Cell technology. Competitors may also intentionally infringe on our patents. The defense and prosecution of patent suits is both costly and time-consuming, even if the outcome is favorable to us. In foreign countries, the expenses associated with such proceedings can be prohibitive. In addition, there is an inherent unpredictability in obtaining and enforcing patents in foreign countries. An adverse outcome in the defense of a patent suit could subject us to significant liabilities to third parties. Although third parties have not asserted infringement claims against us, there is no assurance that third parties will not assert such claims in the future.
We also rely on trade secrets, know-how and other unpatented technology and there is no assurance that others will not independently develop the same or similar technology or obtain unauthorized access to our unpatented technology. To protect our rights in these areas, we require employees, consultants, advisors and collaborators to enter into confidentiality agreements. These agreements may not provide meaningful protection for our unpatented technology in the event of an unauthorized use, misappropriation or disclosure. While we have attempted to protect the unpatented proprietary technology that we develop or acquire and will continue to attempt to protect future proprietary technology through patents, copyrights and trade secrets, we believe that our success will depend upon further innovation and technological expertise.
We depend on key personnel and our business may be severely disrupted if we lose the services of our key executives and employees.
Our business is dependent upon the knowledge and experience of our key scientists and engineers, many of whom are Russian expatriates living in Canada. Given the competitive nature of our industry and our reliance on expatriates, the risk that one or more of our key scientists and engineers will resign their positions is high and could have a disruptive impact on our operations. If any of our key scientists or engineers is unable or unwilling to continue in their present positions, we may not be able to easily replace them and our business may be severely disrupted. If any of our key scientists or engineers joins a competitor or forms a competing company, we could lose important technical know-how and incur substantial additional expenses to recruit and train suitable replacements. We do not maintain key-man insurance for any of our key employees.
Our directors, officers and employees effectively control management and the outcome of any stockholder vote.
We have 13,251,100 shares of common stock outstanding, including 7,327,500 shares held by the Mega-C Trust. Under the trust agreement, the trustee is required to vote the trust shares proportionally with the votes cast by other stockholders of our company. Therefore, the holders of the 5,923,600 shares that are not held by the Mega-C Trust will decide all matters submitted for a stockholder vote. Since our directors, officers and employees hold 3,188,400 shares of common stock and 2,200,900 presently exercisable options and warrants, they will have the power to effectively control management and the outcome of any stockholder vote until a substantial number of shares are sold or distributed by the Mega-C Trust.
Our certificate of incorporation and by-laws provide for indemnification and exculpation of our officers and directors.
Our Certificate of Incorporation provides for indemnification our officers and directors and exculpation against personal liability for monetary damages for breach or alleged breach of their duties as officers or directors, other than in cases of fraud or other willful misconduct. Our bylaws provide that we will indemnify our officers and directors to the maximum extent permitted by Delaware law. In addition, our bylaws provide that we will advance expenses to our officers and directors as incurred in connection with certain proceedings against them. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling our company pursuant to the foregoing, we have been advised that the SEC believes such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.
We intend to offer generous equity compensation packages to our management and employees.
As a key component of our growth strategy, we intend to offer generous equity compensation packages to our management and employees. We believe such compensation packages will allow us to provide substantial incentives to our executives and employees while minimizing our cash outflow. Nevertheless, we will be required to account for the fair market value of compensatory stock issuances as operating expenses. These non-cash expenses are expected to materially and adversely affect our reported operating results for the foreseeable future.
We will try to use our stock to finance acquisitions.
As a key component of our growth strategy, we intend to acquire manufacturing facilities and other assets that we feel will enhance our revenue growth, operations and profitability. Whenever possible, we will try to use our stock as an acquisition currency in order to conserve our available cash resources for operational needs. Future acquisitions may give rise to substantial charges for the amortization of goodwill and other intangible assets that would materially and adversely affect our reported operating results. Any future acquisitions will involve numerous business and financial risks, including:
•Difficulties in integrating new operations, technologies, products and staff;
•Diversion of management attention from other business concerns; and
•Cost and availability of acquisition financing.
We will need to be able to successfully integrate any businesses we may acquire in the future, and the failure to do so could have a material adverse effect on our business, results of operations and financial condition.
We have recently implemented a substantial reverse split.
On June 4, 2004, our stockholders approved a 1 for 16 reverse split. After giving effect to the reverse split, we have 13,251,100 shares outstanding. Since the reverse split, trading has been sporadic, trading volumes have been low and the market price has been extremely volatile. The closing bid and asked prices for our common stock were $4.75 and $7.00 per share, respectively, on July 26, 2004. We do not believe that the current bid and asked quotations are a reliable indicator of value and there is no assurance that the market price of our common stock will stabilize at or near current levels.

Because of factors unique to us, the market price of our common stock is likely to be volatile.
Daily trading in our common stock commenced in January 2004. Because of the manner in which we became a public company, the relatively small number of shares previously available for resale, the early stage of our business and numerous other factors, the trading price of our common stock is likely to be highly volatile. In addition, actual or anticipated variations in our quarterly operating results; the introduction of new products by our competitors; changes in competitive conditions or trends in the battery industry; changes in governmental regulation; or changes in securities analysts' estimates of our future performance or that of our competitors or our industry in general, could all affect future stock performance. Investors should not purchase our shares if they are unable to suffer a complete loss of their investment.
There is no assurance that we will qualify for an Amex listing.
On April 14, 2004, we filed an application to list our common stock on the American Stock Exchange. More recently, one of our market makers has filed an application to include our common stock in the OTC Bulletin Board. Our Amex listing application was based on our then current market capitalization of $79 million and the assumption that our market capitalization would not decline substantially when we implemented our reverse split. There can be no assurance that our market capitalization will not decline as a result of our recent reverse split. If our total market capitalization falls below $75 million, we will become ineligible for an Amex listing. There can be no assurance respecting the length of time it may take to successfully prosecute our Amex listing application, or that our pending application will ever be approved. Unless our common stock is approved for listing on the Amex, the only available trading markets will be the OTC Pink Sheets and the OTC Bulletin Board. Therefore, we cannot give you any assurance that a liquid trading market will exist when you decide to sell your shares.

Our stock may be subject to the "penny stock" rules which may make it a less attractive investment.
Applicable SEC rules define a "penny stock" as any equity security that is not listed on the Nasdaq system or a recognized exchange and has a market price of less than $5 per share. If our Amex listing application is not approved and the market price of our shares falls below $5 per share, our stock will be subject to the penny stock rules. Before effecting a transaction that is subject to the penny stock rules, a broker-dealer must make a determination respecting the suitability of the purchaser; deliver certain disclosure materials to the purchaser; and receive the purchaser's written approval of the transaction. Because of these restrictions, many broker-dealers refrain from effecting transactions in penny stocks and actively discourage their clients from purchasing such securities. Therefore, both the ability of a broker-dealer to sell our common stock and the ability of holders of our common stock to sell their shares in the secondary market could be adversely affected.
We do not expect to pay cash dividends in the foreseeable future.
We have not declared or paid cash or other dividends on our common stock and do not expect to pay cash dividends for the foreseeable future. We currently intend to retain all future earnings for use in the operation of our business and to fund future growth. Any future cash dividends will depend upon our results of operations, financial conditions, cash requirements, the availability of a surplus and other factors.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS
This prospectus contains forward-looking statements. These statements relate to future events or our future financial performance. In some cases, you can identify forward-looking statements by terminology such as "may," "will," "should," "expect," "plan," "intend," "anticipate," "believe," "estimate," "predict," "potential," "propose" or "continue," the negative of these terms or other terminology. These statements are only predictions. Actual events or results may differ materially. In evaluating these forward-looking statements, you should consider various factors, including the risks outlined in the foregoing Risk Factors. These factors may cause our actual results to differ materially from any forward-looking statement. Although we believe that the expectations reflected in our forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or other achievements. You should not place undue reliance on our forward-looking statements, which apply only as of the date of this prospectus. We do not intend to update any of our forward-looking statements after the date of this prospectus to conform such statements to actual results except as required by law.
USE OF PROCEEDS
We will not receive any proceeds upon the resale of the common stock by the Mega-C Trust.

HISTORY OF MEGA-C
The following information respecting the history and activities of Mega-C Power Corporation is presented for the purpose of providing a context for the original decision to create the Mega-C Trust and impose certain limitations on the powers of the trustee. The information has been derived from sources that we believe to be reliable. However there is no assurance that our understanding of the history of Mega-C is complete, unbiased or accurate in all material respects.
Net Capital Ventures, Inc. was incorporated in February 2001 and filed a voluntary Form 10-SB registration statement under Section 12(g) of the Exchange Act in April 2001. In September 2001, Net Capital Ventures, Inc. changed its name to Mega-C Power Corporation. Between September 2001 and March 2003, Mega-C apparently raised approximately $5 million from investors for the stated purpose of funding research, development and testing of the hybrid lead-acid-carbon battery technology that we refer to as the E3Cell. During the same period, two groups of Mega-C promoters apparently raised an additional $5 million from the resale of Mega-C shares for their personal and corporate accounts. Of the $10 million in available cash, approximately $6 million was spent for license fees, research and development activities and other purposes related to Mega-C’s business.
In early 2003, the Ontario Securities Commission (the "OSC") initiated an investigation to determine whether Mega-C and its promoters had violated Provincial securities laws. This investigation made it impossible for Mega-C to raise additional cash to finance its ongoing research and development activities. Therefore Mega–C’s license rights to commercialize the E3Cell technology were terminated.
At the date of this prospectus, Mega-C has approximately 1,250 shareholders of record that can be separated into three general classes:
•Investors who purchased shares from Mega-C or its promoters for cash, property or services actually performed and reasonably valued;
•Individuals who received shares as compensation for other services or as gifts, but did not participate in the questionable stock sales that precipitated the OSC investigation; and
•Promoters who were directly involved in the stock sales that precipitated the OSC investigation.
The history of Mega-C is poorly documented and there are a variety of conflicting accounts about numerous aspects of Mega-C’s operations. We will rely on the Chapter 11 reorganization process to determine the respective rights and responsibilities of the various Mega-C factions. When the Bankruptcy Court makes a final determination, the Mega-C Trust will facilitate the implementation of Mega-C’s reorganization plan.
HISTORY OF AXION AND THE MEGA-C TRUST
Axion’s founders were all Mega-C shareholders who decided to take action in the summer of 2003 when Mega–C’s regulatory problems placed their substantial personal investments at risk. In the fall of 2003, after a series of meetings with the OSC, Axion’s founders concluded that the best course of action would be to create a new corporation for the purpose of continuing the development of the E3Cell technology and protecting the equitable interests of the innocent Mega-C shareholders.
In recognition of the substantial funds that Mega-C devoted to developing the E3Cell technology, Axion’s founders decided to create an irrevocable trust that would hold a substantial interest in our company for the benefit of the Mega-C shareholders until Mega-C’s regulatory and legal problems were resolved. After giving effect to our recent reverse split, 7,327,500 shares of our common stock are held by the Mega-C Trust. This number represents approximately one of our shares for every two Mega-C shares outstanding.
Under the terms of the trust agreement, the number of shares on deposit in the Mega-C Trust is subject to proportional reduction if a court or administrative agency orders the surrender or cancellation of any outstanding Mega-C shares. The number of shares is also subject to proportional reduction if a holder voluntarily surrenders Mega-C shares. After giving effect to the recent surrender of approximately 2.5 million Mega-C shares by certain Mega-C shareholders, we believe that approximately 14.1 million Mega-C shares are currently outstanding. We also believe that 1.6 million Mega-C shares are likely to be cancelled in connection with a pending adversary proceeding in the Bankruptcy Court. When a final determination is made respecting the number of outstanding Mega-C shares, the trustee will surrender a portion of the shares held by the Mega-C Trust for cancellation. Based on available information, we believe the Mega-C Trust is likely to retain approximately 6.4 million of our shares and surrender the balance for cancellation.
The shares in the Mega-C shareholders trust represent approximately 55.3% of our outstanding stock and would ordinarily give the trustee complete control over every matter submitted for a stockholder vote. To avoid a situation where a single person would have absolute authority to make all stockholder decisions, the trust agreement requires the trustee to vote the trust shares proportionally with the votes actually cast by our other stockholders. As a result, the trustee has no effective voice in the management of our company.
The Mega-C Trust was intended as a reorganization alternative that would provide mechanisms for the:
•Payment of Mega-C’s debts;
•In-kind distribution of our stock to the Mega-C shareholders who purchased shares for cash or held a small number of Mega-C shares;
•Distribution of cash to Mega-C shareholders who did not purchase their shares for cash but were not involved in allegedly illegal conduct; and
•Exclusion of alleged securities law violators.

When a group of Mega-C promoters instituted a lawsuit against our company, the trustee and 31 other defendants in February 2004, we concluded that a Chapter 11 reorganization of Mega-C would be preferable to the informal alternative provided by the Mega-C Trust. Therefore, on April 6, 2004, our company, our subsidiary and one of our directors filed an involuntary Chapter 11 reorganization petition against Mega-C in the U.S. Bankruptcy Court for the District of Nevada (Case No. BK-N-0450962-GWZ).
On March 24, 2004, Benjamin Rubin, esq., the original trustee of the Mega-C Trust, resigned because he had been personally named as a defendant in the February 2004 lawsuit. Concurrently, Ms. Sally A. Fonner, a former principal stockholder, director and officer of our company was appointed successor trustee. On April 7, 2004, the board of directors of Mega-C appointed Ms. Fonner to fill a vacancy on the board; selected her to serve as chief executive officer of Mega-C during the Chapter 11 proceeding; and authorized her to consent to an order for relief in the Chapter 11 case. The Bankruptcy Court entered an order for relief in the Chapter 11 case on May 13, 2004. Since Ms. Fonner is both the trustee of the Mega-C Trust and the chief executive officer of Mega-C, all decisions respecting the sale or other disposition of the trust shares will be made under Bankruptcy Court supervision. We intend to cooperate with Ms. Fonner’s efforts to develop a plan of reorganization for Mega-C and are likely to affirmatively participate as a proponent of the plan. We believe the available financial resources of Mega-C will be adequate to pay the undisputed claims of its third-party creditors. Such assets, however, are not likely to be sufficient to pay the anticipated administrative costs associated with the Chapter 11 reorganization. Therefore, we believe the administrative costs will ultimately be paid with proceeds from the sale of the trust shares. Any shares that are not sold to pay administrative costs or creditors claims will either be distributed to Mega-C shareholders or sold for the benefit of Mega-C shareholders in accordance with the terms of the trust agreement.
The trust agreement gives the trustee broad discretionary power to determine whether a particular Mega-C shareholder is entitled to receive distributions from the Mega-C Trust. In general:
•Mega-C shareholders who purchased their shares in arms-length transactions will be entitled to receive an in-kind distribution of our shares;
•Mega-C shareholders who cannot provide reasonable evidence that they purchased Mega-C shares for money, property or services actually performed and reasonably valued will be entitled to receive cash distributions from the Mega-C Trust, but will not be entitled to receive shares of our stock; and
•Mega-C shareholders who have allegedly violated securities laws will not be entitled to any distributions unless they negotiate a compromise agreement with the trustee.
SELLING SHAREHOLDER
All of the shares described in this prospectus are owned by the Trust for the Benefit of the Shareholders of Mega-C Power Corporation, which was created by an irrevocable trust agreement dated December 31, 2003. Sally A. Fonner of Dunedin, Florida serves as the sole trustee of the Mega-C Trust and has the sole authority, subject to Bankruptcy Court supervision, to make the sale and distribution decisions contemplated by the trust agreement and this prospectus. Ms. Fonner does not have any interest in the Mega-C Trust other than the trustee’s fees specified in the trust agreement. As trustee, Ms. Fonner is required to vote all trust shares proportionally with the votes actually cast by our other stockholders and has no effective voting control over our company. Upon completion of the sales and in-kind distributions contemplated by this prospectus, the Mega-C Trust will not own any shares of our stock.
Subject to the supervision of the Bankruptcy Court, the Mega-C Trust may, from time to time:
•Sell shares for the purpose of generating cash to pay the administrative costs and creditors claims associated with Mega–C’s Chapter 11 reorganization;
•Transfer shares to Mega-C’s creditors and shareholders in satisfaction of their allowed claims and interests; and
•Effect other dispositions in accordance with an order of the Bankruptcy Court.
To the extent that the available financial resources of Mega-C are insufficient to pay its administrative costs and creditors claims, the shares in the Mega-C Trust will be sold for the purpose of raising cash to finance the Chapter 11 reorganization. We are unable to forecast the amount of cash that will be required to pay administrative costs and creditors claims. Certain Mega-C creditors may be offered shares in lieu of cash, but no creditors can be required to accept such an offer. During the pendancy of Mega-C’s Chapter 11 reorganization, all stock sales by the Mega-C Trust must be approved in advance by the Bankruptcy Court and affected at such times and in such manner as the Bankruptcy Court directs.
There are approximately 1,250 Mega-C shareholders who are potential beneficiaries of the Mega-C Trust. When the claims of Mega–C’s creditors have been paid and the Bankruptcy Court has determined the respective ownership interests of the Mega-C shareholders, the Mega–C Trust will allocate the remaining shares among the Mega–C shareholders in proportion to their interests. Thereafter, the Mega-C Trust will:
•Distribute shares to certain Mega-C shareholders in accordance with the trust agreement, and
•Sell the remaining shares for the benefit of the remaining Mega-C shareholders.
We have filed a registration statement under the Securities Act as required by the trust agreement for the purpose of registering the sale, transfer or other disposition of the shares held by the Mega-C Trust. We will pay all fees and expenses incident to the registration of the shares. We have also agreed to indemnify the Mega-C Trust against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.
PLAN OF DISTRIBUTION
In-kind distributions by the Mega-C Trust
The Mega-C Trust will make in kind distributions of our common stock to all Mega-C shareholders who can establish that they gave fair value for their Mega-C shares in arms-length transactions. The Mega-C Trust will also make in-kind distributions of our common stock to all Mega-C shareholders who own fewer than 5,000 Mega-C shares and have not been accused of conduct that violates applicable securities laws. Based on information derived from Mega-C’s share transfer register, we believe that approximately 980 Mega-C shareholders who collectively own a total of 4.7 million Mega-C shares will ultimately be eligible to receive an in-kind distribution of our shares.
The in-kind distribution of our shares by the Mega-C Trust will constitute a bona fide public distribution of our shares and Mega-C shareholders who receive in-kind distributions of our shares will not ordinarily be classified as underwriters with respect to the distributed shares. In general, all shares that the Mega-C Trust distributes to Mega-C shareholders who are not officers, directors or 10% stockholders of either Mega-C or our company will be freely transferable by the holders thereof without further registration under the Securities Act.
The Mega-C Trust will not make in-kind distributions of our stock to any Mega-C shareholder who owns 5,000 or more Mega-C shares and cannot establish that he acquired his Mega-C shares in an arms-length transaction for money, property or services actually performed and reasonably valued. Based on information derived from Mega-C’s share transfer register, we believe that approximately 240 Mega-C shareholders who collectively own a total of 7.8 million Mega-C shares will ultimately fall into this class. To the extent that the Mega-C Trust retains shares that would otherwise be allocable to beneficiaries who cannot establish an arms-length purchase or have allegedly violated securities laws, the trustee will be required to sell those shares and distribute the sale proceeds to the qualified beneficiaries. The trustee will be required to distribute all available sales proceeds to the beneficiaries on a regular basis, but not less often than quarterly.
Cash sales by the Mega-C Trust
The Mega-C Trust holds 7,327,500 shares of our common stock. As noted above, we believe the trustee will ultimately surrender approximately 1 million shares to us for cancellation, leaving approximately 6.4 million shares available for trust purposes. The number of shares retained by the Mega-C Trust will ultimately be the equivalent of one share of our common stock for every two Mega-C shares outstanding.

Subject to the supervision of the Bankruptcy Court, the trustee may sell our shares from time to time during the pendancy of Mega-C’s Chapter 11 proceeding for the purpose of paying administrative costs, including the costs of litigation. Upon confirmation of Mega-C’s Chapter 11 plan of reorganization, the trustee may also sell shares for the purpose of paying the allowed claims of Mega-C’s creditors. Certain Mega-C creditors may be offered shares in lieu of cash, but no creditors can be required to accept such an offer. While the amounts of such sales or transfers in lieu of cash may be objectively substantial, we do not expect sales or transfers for administrative costs and creditors claims to represent a material percentage of the total number of trust shares. Accordingly we believe the bulk of the trust shares will be available for distribution to Mega-C’s shareholders.
The Mega-C Trust may, from time to time, sell the shares of common stock included in this prospectus on any stock exchange, market or trading facility on which our shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The Mega-C Trust may use any one or more of the following methods when selling shares:
•Market transactions, ordinary brokerage transactions and transactions in which a broker-dealer solicits purchasers;
•Block trades in which a broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;
•Purchases by a broker-dealer as principal and resale by the broker-dealer for its account;
•Privately negotiated transactions;
•Directly to one or more purchasers;
•Through the writing of options or entering into other derivative arrangements; or
•A combination of any such methods of sale and any other method permitted under applicable law.
The Mega-C Trust may also enter into hedging transactions with broker-dealers, which may in turn engage in short sales and deliver our shares to close out such short positions, or loan or pledge our shares to broker-dealers that in turn may sell such securities.
Broker-dealers engaged by the Mega-C Trust may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the Mega-C Trust (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The Mega-C Trust does not expect these commissions and discounts to exceed what is customary in the types of transactions involved. Any profits on the resale of shares of common stock by a broker-dealer acting as principal might be deemed to be underwriting discounts or commissions under the Securities Act. Discounts, concessions, commissions and similar selling expenses, if any, attributable to the sale of shares will be borne by the Mega-C Trust. The Mega-C Trust may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the shares if liabilities are imposed on that person under the Securities Act.
The Mega-C Trust may from time to time pledge or grant a security interest in some or all of the shares held by it and, if the Mega-C Trust defaults in the performance of any such secured obligations, the pledgees or secured parties may offer and sell the shares of common stock from time to time under this prospectus after we have filed an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of selling shareholders to include the pledgee, transferee or other successors in interest as selling shareholders under this prospectus.
The Mega-C Trust also may transfer the shares of common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus and may sell the shares of common stock from time to time under this prospectus after we have filed an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act of 1933 amending the list of selling shareholders to include the pledgee, transferee or other successors in interest as selling shareholders under this prospectus.
To our knowledge, there are currently no plans, arrangements or understandings between the Mega-C Trust and any underwriter, broker-dealer or agent regarding the sale of our shares. The Mega-C Trust may decide to sell only a portion of the shares pursuant to this prospectus or may decide not to sell shares. In addition, the Mega-C Trust may transfer our shares by other means not described in this prospectus.
The Mega-C Trust and any broker-dealers or agents that are involved in selling the shares of common stock may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares of common stock purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. The Mega-C Trust has advised us that it has not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of shares of common stock, nor is there an underwriter or coordinating broker acting in connection with a proposed sale of shares of common stock by the Mega-C Trust. If we are notified by the Mega-C Trust that any material arrangement has been entered into with a broker-dealer for the sale of shares of common stock, if require, we will file a supplement to this prospectus. If the Mega-C Trust uses this prospectus for any sale of the shares of common stock, it will be subject to the prospectus delivery requirements of the Securities Act.
The anti-manipulation rules of Regulation M under the Securities Exchange Act of 1934 may apply to sales of our common stock and activities of the Mega-C Trust.
DESCRIPTION OF SECURITIES
On June 4, 2004, our stockholders approved amendments to our certificate of incorporation that affected the equivalent of a 1 for 16 reverse-split and reduced our authorized capital stock. We are presently authorized to issue 50,000,000 shares common stock and 12,500,000 shares of preferred stock. Within these limits, our board has the power at any time and without stockholder approval to issue shares of our common or preferred stock for cash, to acquire property or for any other purpose that the board believes is in the best interests of our company. Any decision to issue additional shares of common or preferred stock will reduce the percentage ownership of our current stockholders and could dilute our net tangible book value.
Common stock
Our amended certificate of incorporation authorizes the issuance of 50,000,000 shares of common stock. Our common stockholders are entitled to one vote for each share held of record on all matters to be voted on by stockholders. There is no cumulative voting with respect to the election of directors, with the result that the holders of more than 50% of the shares voted for the election of directors can elect the entire board. The holders of common stock are entitled to receive dividends when, as and if declared by our board out of funds legally available. In the event of our liquidation, dissolution or winding up, our common stockholders are entitled to share ratably in all assets remaining available for distribution to them after payment of liabilities and after provision has been made for each class of stock, if any, having preference over the common stock. The holders of common stock have no preemptive or other subscription rights and there are no redemption provisions applicable to the common stock. All of our outstanding shares of common stock are fully paid and non-assessable. We have 13,251,100 shares of common stock issued and outstanding.
Approximately 55.3% of our outstanding stock is held in trust for the benefit of the creditors and shareholders Mega-C Power Corporation. We believe that all of the shares held by the Mega-C Trust will eventually be sold to pay Mega-C’s creditors, distributed to Mega-C shareholders or sold for the benefit of Mega-C shareholders. We are unable to predict the amount of cash that will be required in connection with Mega-C’s reorganization. We are also unable to predict the behavior of any Mega-C creditors or shareholders who ultimately receive our shares in satisfaction of their claims and interests. A substantial increase in the number of freely transferable shares is likely to have a negative impact on our stock price and if large numbers of shares are offered for sale at the same time the impact may be dramatic..
The shares in the Mega-C Trust would ordinarily give the trustee absolute control over any matters we submit for a stockholder vote. To avoid a situation where a single person will have the authority to make all stockholder decisions, the trust agreement requires the trustee to vote the trust shares proportionally with the votes cast by our other stockholders. While this requirement permits the trustee to remain a passive investor, it increases the effective voting control held by our directors, officers and employees Since our directors, officers and employees hold 3,188,400 shares of common stock and 2,200,900 presently exercisable options and warrants, they will have the power to effectively control management and the outcome of any stockholder vote until a substantial number of shares are sold or distributed by the Mega-C Trust.
Preferred stock
Our amended certificate of incorporation authorizes the issuance of 12,500,000 shares of a blank check preferred stock. Our board of directors will have the power to establish the designation, rights and preferences of any preferred stock we issue in the future. Accordingly, our board of directors has the power, without stockholder approval, to issue preferred stock with dividend, liquidation, conversion, voting or other rights that could adversely affect the voting power or other rights of the holders of common stock. Subject to the directors’ duty to act in the best interest of our company, shares of preferred stock can be issued quickly with terms calculated to delay or prevent a change in control or make removal of management more difficult. Although we have no present plans to issue any shares of preferred stock, we cannot assure you that we will not do so in the future. No shares of preferred stock are currently outstanding.
Capital warrants
In connection with our acquisition of Axion, we issued 233,400 capital warrants in settlement of certain related party debts owed to former principal stockholders of our company. We subsequently issued 1,562,900 capital warrants in connection with our acquisition of the E3Cell technology. These capital warrants are all exercisable at a price of $2 per share until December 31, 2005. We are required to file a registration statement under the Securities Act for the shares of common stock issuable upon the exercise of the capital warrants. We intend to file the required registration statement within 30 days of the date of this prospectus.
Investor warrants
We have issued 1,330,100 investor warrants in connection with private placements of our common stock. Our Series I warrants were issued effective January 1, 2004; our Series II warrants were issued effective March 1, 2004 and our Series III warrants were issued effective May 1, 2004. Each series of investor warrants is valid for a period of one-year, provides for an initial exercise price that is valid for the first six months after issuance and provides that the exercise price will increase for the second six months.
We have recently received $150,000 in cash proceeds from the exercise of 100,000 Series I warrants. We have a total of 1,230,100 investor warrants outstanding at the date of this prospectus. The table below provides summary information on our outstanding investor warrants.
Warrant	Number of		Primary Exercise Period		Secondary Exercise Period

Series	Warrants	Series Issue Date	Expiration Date	Price	Expiration Date	Price
Series I	567,000	December 31, 2003	June 30, 2004	$1.50	December 31, 2004	$2.00
Series II	350,000	March 1, 2004	August 31, 2004	$3.00	February 28, 2005	$4.00
Series III	313,100	May 1, 2004	October 31, 2004	$4.00	April 30, 2005	$5.00
We are required to file a registration statement under the Securities Act for the public resale of the shares of common stock issued and issuable upon the exercise of the investor warrants. We intend to file the required registration statement within 30 days of the date of this prospectus. All of our investor warrants provide that if we have not received an order of effectiveness for the registration statement at least one month before the expiration date of the primary exercise period, the primary exercise period will be automatically extended to the one-month anniversary of the effective date of our registration statement and the expiration date of the warrant will be automatically extended to the seven-month anniversary of the effective date.

Registration of certain shares
We have agreed to file one or more resale registration statements for the shares of our common stock that are held by the Mega-C Trust or issuable upon the exercise of our outstanding warrants and options. The underlying agreements generally require our company to pay the fees and expenses we incur in connection with the registration and to indemnify the holders of shares against losses, claims, damages, liabilities or expenses that arise out of or are based upon any untrue statement (or alleged untrue statement) of a material fact made by our company. Likewise, each holder whose securities are included in such registration will be required to indemnify our company against losses, claims, damages, liabilities or expenses that arise out of or are based upon any untrue statement (or alleged untrue statement) of a material fact that is made in reliance upon information provided by the holder. If a substantial number of shares are offered for sale at the same time, the market price is likely to decline.
Dividend policy
We have never paid cash dividends on our common stock and do not intend to pay cash dividends in the foreseeable future. Our company is not likely to pay cash dividends for an extended period of time, if ever. You should not subscribe to purchase our shares if you require current income from your investments.
Transfer agent
The transfer agent for our common stock is Continental Stock Transfer & Trust Company, 17 Battery Place, New York, New York 10004.

EXPERTS
Our consolidated financial statements for the year ended December 31, 2003 which are incorporated in this prospectus by reference to our Annual Report on Form 10–KSB for the year ended December 31, 2003 were audited by Michael F. Cronin, CPA, independent auditor, as stated in his report, which is incorporated herein by reference, and has been so incorporated in reliance upon his authority as an expert in accounting and auditing.
Our financial statements for the year ended December 31, 2002 which are incorporated in this prospectus by reference to our Annual Report on Form 10–KSB for the year ended December 31, 2003 were audited by Want & Ender CPA PC, independent auditors, as stated in their report, which is incorporated herein by reference, and has been so incorporated in reliance upon their authority as experts in accounting and auditing.
LEGAL MATTERS
The law firm of Petersen & Fefer, Barberêche Switzerland, will pass upon the validity of the shares to be sold or distributed by the Mega-C Trust. John L. Petersen, a partner in that firm, is a director of our company. Members of the firm of Petersen & Fefer collectively own 32,700 shares of our common stock; presently exercisable warrants and options that entitle them to purchase 306,000 shares of our common stock at a price of $2.00 per share; and unvested options that will entitle them to purchase 9,900 shares of our common stock at an average price of $4.05 per share.
WHERE YOU CAN FIND MORE INFORMATION
We file annual, quarterly and current reports, proxy statements and other information with the Commission. You may read and copy any document we file at the Commission’s public reference room at 450 Fifth Street, N.W., Washington, D.C., 20549, and at the Commission’s Public Reference Rooms in Chicago, Illinois and New York, New York. Please call the Commission at 1-800-SEC-0330 for further information concerning the Public Reference Rooms. Our SEC filings are also available to the public on the Commission’s Website at http://www.sec.gov.
We have filed with the Commission a registration statement on Form S-3 under the Securities Act of 1933, as amended, with respect to the common stock offered in connection with this prospectus. This prospectus does not contain all of the information set forth in the registration statement. We have omitted certain parts of the registration statement in accordance with the rules and regulations of the Commission. For further information with respect to us and our common stock, you should refer to the registration statement. Statements contained in this prospectus as to the contents of any contract or other document are not necessarily complete and, in each instance, you should refer to the copy of such contract or document filed as an exhibit to or incorporated by reference in the registration statement. Each statement as to the contents of each contract or document is qualified in all respects by reference to the contract or document. You may obtain copies of the registration statement from the Commission’s principal office in Washington, D.C. upon payment of the fees prescribed by the Commission, or you may examine the registration statement without charge at the offices of the Commission described above.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE
The Commission allows us to Òincorporate by referenceÓ the information we file with them, which means that we can disclose important information to you by referring to documents we have previously filed with the Commission. The information incorporated by reference is considered to be part of this prospectus, and information that we file later with the Commission will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the Commission under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the ÒExchange ActÓ), until we decide to terminate this offering:
•Our Annual Report on Form 10-KSB for the year ended December 31, 2003;
•Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2004;
•The proxy statement for our 2004 Annual Meeting of Stockholders as filed with the SEC on April 21, 2004; and
•Our Current Report on Form 8-K dated June 7, 2004.
The reports and other documents that we file with the Commission after the date of this prospectus and prior to the termination of this offering shall be deemed to be incorporated by reference into this prospectus and will update, supplement and supersede the information in this Prospectus. From time to time, we furnish information to the Commission under Item 9 or Item 12 of a Current Report on Form 8-K. The information in such a report is not deemed “filed” for purposes of the Exchange Act and will not be incorporated by reference into this, or any other prospectus, registration statement or any of our other filings with the Commission under the Securities Act or the Exchange Act unless the information is expressly incorporated by reference into this, or any other prospectus, registration statement or our other filings with the Commission.
We will provide upon request a free copy of any or all of the documents incorporated by reference in this prospectus (excluding exhibits to such documents unless such exhibits are specifically incorporated by reference) to anyone who receives this prospectus. Written or telephone requests should be directed to:
Ms. Nazia Khan, director of investor relations
Tamboril Cigar Company
100 Caster Avenue
Vaughan, Ontario, Canada L4L 5Y9
Telephone (905) 264-1991
E-mail nkhan@axionpower.com
We maintain an Internet website, located at www.axionpower.com. Information on our website is not incorporated by reference into this prospectus.
You should only rely on the information and representations provided in this prospectus and the documents incorporated in this prospectus by reference. Neither our company nor the Mega-C Trust has authorized anyone to provide you with different information. Neither our company nor the Mega-C Trust will make an offer of these securities in any state or province where the offer is not permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front and rear covers of this prospectus.

AXION POWER INTERNATIONAL
7,327,500 Shares of
Common Stock
PROSPECTUS

July _, 2004

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS
Item 14.	OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION
The following sets forth the expenses (excluding placement agent fees and commissions) incurred in connection with the offering described in the registration statement, all of which will be borne by DUSA.
SEC Registration Fee	$5,199
Printing and Engraving*	20,000
Accounting Fees and Expenses*	20,000
Legal Fees and Expenses*	15,000
Miscellaneous Expenses*	1,500
Total expenses of registration	$61,700
*Estimated.
Item 15.	INDEMNIFICATION OF DIRECTORS AND OFFICERS
As permitted by §102 of the General Corporation Law of Delaware, the Eighth article of the Company's Certificate of Incorporation, as amended, provides as follows:
EIGHTH: The personal liability of the directors of the Corporation is hereby eliminated to the fullest extent permitted by the provisions of paragraph (7) of subsection (b) of (S)102 of the General Corporation Law of the State of Delaware, as the same may be amended and supplemented.
As permitted by §145 of the General Corporation Law of Delaware, the Ninth article of the Company's Certificate of Incorporation, as amended, provides as follows:
NINTH: The Corporation shall, to the fullest extent permitted by the provisions of (S)145 of the General Corporation Law of the State of Delaware, as the same may be amended and supplemented, indemnify any and all persons whom it shall have power to indemnify under said section from and against any and all of the expenses, liabilities, or other matters referred to in or covered by said section, and the indemnification provided for herein shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any Bylaw, agreement, vote of stockbrokers or disinterested directors or otherwise both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee, or agent and shall inure to the benefit of the heirs, executors, and administrators of such a person.
Item 16.	EXHIBITS

3.1	Amended and Restated Certificate of Incorporation of Tamboril Cigar Company dated February 13, 2001	(1)
3.3	Amendment to the Certificate of Incorporation of Tamboril Cigar Company dated June 4, 2004	(2)
3.4	Amendment to the Certificate of Incorporation of Axion Power International, Inc. dated June 4, 2004	(2)
3.5	Amended By-laws of Axion Power International, Inc. dated June 4, 2004	(2)
4.1	Specimen Certificate for shares of Company’s $0.00001 par value common stock.	(3)
4.2	Trust Agreement for the Benefit of the Shareholders of Mega-C Power Corporation dated December 31, 2003	(4)
4.3	Succession Agreement Pursuant to the Provisions of the Trust Agreement for the Benefit of the Shareholders of Mega-C Power Corporation dated March 25, 2004.	(5)
5.1	Opinion of Petersen & Fefer, attorneys, respecting legality of common stock	(6)
10.7	First Amendment to Development and License Agreement between Axion Power Corporation and C and T Co. Incorporated dated as of January 9, 2004	(6)
23.1	Consent of Michael F. Cronin, CPA	Filed Herewith
23.2	Consent of Want & Ender CPA PC	Filed Herewith
23.3	Consent of Petersen & Fefer, attorneys	Included in Exhibit 5.1

(1)	Incorporated by reference from our Current Report on Form 8-K dated February 5, 2003.
(2)	Incorporated by reference from our Current Report on Form 8-K dated June 7, 2004.
(3)	Incorporated by reference from our Form S-8 registration statement dated July 21, 2004.
(4)	Incorporated by reference from our Current Report on Form 8-K dated January 15, 2004.
(5)	Incorporated by reference from our Current Report on Form 8-K dated April 13, 2004.
(6)	Incorporated by reference from our Form S-3 registration statement dated May 20, 2004.

Item 17	UNDERTAKINGS
(a) The undersigned registrant hereby undertakes:
(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3, or Form S-8 and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.;

(2)
That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(4)
That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Vaughan, Ontario, Canada, on July 28, 2004.
AXION POWER INTERNATIONAL, INC.

/s/ Charles Mazzacato

Charles Mazzacato, Chief Executive Officer

/s/ Peter Roston

Peter Roston, Chief Financial Officer
POWER OF ATTORNEY
Know All Men By These Presents, that each person whose signature appears below constitutes and appoints Charles Mazzacato and Peter Roston, and each of them, as his/her true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for him/her and in his/her name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this registration statement or any related registration statement that is to be effective upon filing pursuant to Rule 462(b), and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection with the above premises, as fully to all intents and purposes as he/she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his substitute or substitutes, may lawfully do or cause to be done by virtue thereof.
Pursuant to the requirements of the Securities Act of 1933, the following persons have signed this registration statement in the capacities and on the dates indicated:
Signature	Title	Date

/s/

Kirk Tierney	Director	July 28, 2004

/s/

John L. Petersen	Director	July 28, 2004

/s/

Thomas Granville	Director	July 28, 2004

/s/

Robert Averill	Director	July 28, 2004

/s/

Glenn Patterson	Director	July 28, 2004

/s/

Igor Filipenko	Director	July 28, 2004

/s/

Joseph Souccar	Director	July 28, 2004